Exhibit 99.1

Sylvamo Announces Dividend, Share Repurchase Program

Board of Directors Initiates Quarterly Dividend,
Authorization to Acquire up to $150 Million of Common Stock

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 19, 2022--Sylvamo's (NYSE: SLVM) board of directors declared a quarterly dividend of $0.1125 per share for the period of July 1, 2022, to Sept. 30, 2022. The dividend is payable July 15, 2022, to holders of record at the close of business June 17, 2022.

The board also authorized a share repurchase program to acquire up to $150 million of the company's common stock.

"Our strong free cash flow enables us to begin returning cash to shareowners," said Jean-Michel Ribiéras, chairman and chief executive officer. "We also expect to continue paying down debt and will repurchase shares opportunistically to further increase our equity value.”

The repurchase program will follow applicable legal requirements, is subject to market conditions and other considerations, has no termination date and does not require the company to purchase shares.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statement concerning paying down debt. Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact: Hans Bjorkman, 901-419-3525, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-419-4436, adam.ghassemi@sylvamo.com